Exhibit 99.1

PRESS RELEASE | January 3, 2023 | NASDAQ:PLL

PIEDMONT LITHIUM AMENDS AGREEMENT WITH TESLA

Spodumene Concentrate from North American Lithium Offtake to Supply Tesla

BELMONT, NC, January 3, 2023 – Piedmont Lithium (“Piedmont” or the “Company”) (Nasdaq:PLL; ASX:PLL), a leading global developer of lithium resources critical to the U.S. electric vehicle (“EV”) supply chain, today announced that it has amended its agreement with Tesla, Inc. (“Tesla”) to supply the U.S. automaker with spodumene concentrate (“SC6”) from North American Lithium (“NAL”).

Piedmont and Tesla have mutually agreed to amend their previous offtake agreement with the terms of this new agreement, which are binding for a three-year term and include an option to renew for another three years. Under the amended agreement, Piedmont has agreed to deliver approximately 125,000 metric tons of SC6 to Tesla beginning in H2 2023 through the end of 2025.

According to the terms, the SC6 pricing will be determined by a formula-based mechanism linked to average market prices for lithium hydroxide monohydrate throughout the term of the agreement. The pricing received by Piedmont under the agreement with Tesla will be determined by market prices at the time of each shipment.

“We are pleased to be able to partner with Tesla to supply lithium resources produced in North America,” said Piedmont Lithium President and CEO Keith Phillips. “The electric vehicle and critical battery materials landscape has changed significantly since 2020 and this agreement reflects the importance of – and growing demand for – a North American lithium supply chain. This agreement helps to ensure that these critical resources from Quebec remain in North America and support the mission of the Inflation Reduction Act to bolster the U.S. supply chain, the clean energy economy, and global decarbonization.”

Spodumene concentrate production is expected to restart at NAL in H1 2023, with first commercial shipments expected to begin in Q3 2023.  Piedmont plans to deliver SC6 to Tesla from NAL under Piedmont’s offtake agreement with Sayona Quebec, which entitles Piedmont to purchase the greater of 113,000 metric tons per year or 50% of SC6 production. Piedmont’s purchases of SC6 from Sayona Quebec are subject to floor and ceiling prices for the life-of-mine term.

For further information, contact:

Erin Sanders	Christian Healy/Jeff Siegel
VP, Corporate Communications	Media Inquiries
T: +1 704 575 2549	E: Christian@dlpr.com
E: esanders@piedmontlithium.com	E: Jeff@dlpr.com

About Piedmont Lithium
Piedmont Lithium (Nasdaq:PLL; ASX:PLL) is developing a world-class, multi-asset, integrated lithium business focused on enabling the transition to a net zero world and the creation of a clean energy economy in North America. Our goal is to become one of the largest lithium hydroxide producers in North America by processing spodumene concentrate produced from assets where we hold an economic interest. Our projects include our Carolina Lithium and Tennessee Lithium projects in the United States and partnerships in Quebec with Sayona Mining (ASX:SYA) and in Ghana with Atlantic Lithium (AIM:ALL; ASX:A11). These geographically diversified operations will enable us to play a pivotal role in supporting America’s move toward energy independence and the electrification of transportation and energy storage. For more information, follow us on Twitter @PiedmontLithium and visit www.piedmontlithium.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of or as described in securities legislation in the United States and Australia, including statements regarding exploration, development, construction and sales activities of Sayona Mining, Atlantic Lithium and Piedmont; current plans for Piedmont’s mineral and chemical processing projects; and strategy. Such forward-looking statements involve substantial and known and unknown risks, uncertainties, and other risk factors, many of which are beyond our control, and which may cause actual timing of events, results, performance or achievements and other factors to be materially different from the future timing of events, results, performance, or achievements expressed or implied by the forward-looking statements. Such risk factors include, among others: (i) that Piedmont, Sayona Mining or Atlantic Lithium will be unable to commercially extract or deliver mineral deposits to Tesla or otherwise, (ii) that Piedmont’s, Sayona Mining’s or Atlantic Lithium’s properties may not contain expected reserves, (iii) risks and hazards inherent in the mining business (including risks inherent in exploring, developing, constructing and operating mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), (iv) uncertainty about Piedmont’s ability to obtain required capital to execute its business plan, (v) Piedmont’s ability to hire and retain required personnel, (vi) changes in the market prices of lithium and lithium products, (vii) changes in technology or the development of substitute products, (viii) the uncertainties inherent in exploratory, developmental and production activities, including risks relating to permitting, zoning and regulatory delays related to our projects as well as the projects of our partners in Quebec and Ghana, (ix) uncertainties inherent in the estimation of lithium resources, (x) risks related to competition, (xi) risks related to the information, data and projections related to Sayona Mining or Atlantic Lithium, (xii) occurrences and outcomes of claims, litigation and regulatory actions, investigations and proceedings, (xiii) risks regarding our ability to achieve profitability, enter into and deliver product under supply agreements on favorable terms, our ability to obtain sufficient financing to develop and construct our projects, our ability to comply with governmental regulations and our ability to obtain necessary permits, and (xiv) other uncertainties and risk factors set out in filings made from time to time with the U.S. Securities and Exchange Commission (“SEC”) and the Australian Securities Exchange, including Piedmont’s most recent filings with the SEC. The forward-looking statements, projections and estimates are given only as of the date of this press release and actual events, results, performance, and achievements could vary significantly from the forward-looking statements, projections and estimates presented in this press release. Readers are cautioned not to put undue reliance on forward-looking statements. Piedmont disclaims any intent or obligation to update publicly such forward-looking statements, projections, and estimates, whether as a result of new information, future events or otherwise. Additionally, Piedmont, except as required by applicable law, undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Piedmont, its financial or operating results or its securities.